Exhibit 99.1

TapImmune Announces Change in Management and Board of Directors

April 28, 2017, Jacksonville, FL,, TapImmune Inc. (NASDAQ: TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer and metastatic disease, has announced that on April 27, 2017, Dr. John Bonfiglio resigned as Chief Operating Officer, President and director of TapImmune Inc. to pursue other opportunities.

Speaking for the Board of Directors, Chairman and CEO of TapImmune Dr. Glynn Wilson stated, “We have been fortunate to have John serve the Company initially as a consultant and subsequently as an officer and director. During John’s tenure as part of our management team, the Company successfully optimized and scaled up GMP manufacturing operations, allowing us to enter multiple Phase 2 clinical studies and to be listed on Nasdaq Capital Markets. As the company transitions into a focus on later stages of clinical development, I want to thank John and wish him the best in his future endeavors.”

Dr. Bonfiglio stated “I am pleased to have had the opportunity to support TapImmune and its clinical programs. I remain optimistic about the Company’s future and the prospects for its next-generation vaccine technologies.”

In connection with Dr. Bonfiglio’s resignation, the size of the Board was reduced from seven members to six members. Dr. Wilson, was appointed to serve as the Company’s President due to the vacancy created by Dr. Bonfiglio’s resignation.

About TapImmune Inc.
TapImmune, Inc. is a leader in the immunotherapy of woman’s cancers advancing multiple Phase 2 and Phase 1b/2 clinical studies for the treatment of ovarian and breast cancer. The company’s peptide- or nucleic acid-based immunotherapeutic products comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patient’s killer T cells and helper T cells, and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.,

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541